TTM Technologies, Inc., Q4’22	Contact: Sameer Desai, Vice President, Corporate Development & Investor Relations Sameer.desai@ttmtech.com 714-327-3050

Exhibit 99.1

TTM Technologies, Inc. Reports Fiscal Fourth Quarter and 2022 Results

Santa Ana, CA – February 8, 2023– TTM Technologies, Inc. (NASDAQ: TTMI), a leading global manufacturer of technology solutions including engineered systems, radio frequency (“RF”) components and RF microwave/microelectronic assemblies, and printed circuit boards (“PCB”), today reported results for the fourth quarter and fiscal 2022, which ended on January 2, 2023.

Fourth Quarter 2022 Highlights

-	Net sales were $617.2 million
-	GAAP net income of $6.0 million, or $0.06 per diluted share
-	Non-GAAP net income was $42.7 million, or $0.41 per diluted share
-	Operating cash flow of $77.6 million; free cash flow of $56.8 million
-	Announced consolidation of manufacturing footprint

Fourth Quarter 2022 GAAP Financial Results

Net sales for the fourth quarter of 2022 were $617.2 million, compared to $598.1 million in the fourth quarter of 2021.

GAAP operating income for the fourth quarter of 2022 was $97.6 million and includes a gain of $51.8 million in December 2022 from the sale of the property occupied by our former Shanghai E-MS entity. This compares to GAAP operating income of $33.1 million in the fourth quarter of 2021.

GAAP net income for the fourth quarter of 2022 was $6.0 million, or $0.06 per diluted share, compared to GAAP net income of $8.4 million, or $0.08 per diluted share in the fourth quarter of 2021. Our fourth quarter 2022 results include a tax reserve of $51.7 million to establish a valuation allowance for certain U.S. deferred tax items.

Fourth Quarter 2022 Non-GAAP Financial Results

On a non-GAAP basis, net income for the fourth quarter of 2022 was $42.7 million, or $0.41 per diluted share. This compares to non-GAAP net income of $36.2 million, or $0.34 per diluted share, for the fourth quarter of 2021.

Adjusted EBITDA in the fourth quarter of 2022 was $81.6 million, or 13.2% of sales compared to adjusted EBITDA of $70.4 million, or 11.8% of sales for the fourth quarter of 2021.

“TTM delivered non-GAAP earnings above the midpoint of guidance. Of particular note, we saw strong cash flow in the fourth quarter of $77.6 million, which allowed us to repay a portion of our Term Loan B on January 3rd, 2023, and reduce our net leverage to 1.5x, below our 2x target,” said Tom Edman, CEO of TTM. “We also saw the second quarter in a row of record bookings of $464.3 million in the Aerospace and Defense end market,” concluded Mr. Edman.

Full Year Fiscal 2022 Results

Net sales for fiscal year 2022 increased to $2.50 billion from $2.25 billion in fiscal year 2021, an 11.0% increase. Excluding approximately six months from the contribution of Telephonics, revenues grew organically 5.4% in 2022 over 2021.

GAAP operating income for fiscal year 2022 was $210.4 million, an increase from GAAP operating income of $126.0 million in fiscal year 2021.

TTM Technologies, Inc., Q4’22	Contact: Sameer Desai, Vice President, Corporate Development & Investor Relations Sameer.desai@ttmtech.com 714-327-3050

GAAP net income for fiscal year 2022 was $94.6 million, or $0.91 per diluted share, compared to GAAP net income of $54.4 million, or $0.50 per diluted share, in fiscal year 2021.

On a non-GAAP basis, net income for fiscal year 2022 was $181.2 million, or $1.74 per diluted share. This compares to fiscal year 2021 non-GAAP net income of $138.0 million, or $1.28 per diluted share.

Adjusted EBITDA for fiscal year 2022 was $343.1 million, or 13.8 percent of net sales, compared to $275.6 million, or 12.3 percent of net sales, for fiscal year 2021. Cash flow from operations for fiscal year 2022 was $272.9 million.

“We delivered solid results in 2022 with revenues growing organically 5.4% year on year, despite supply chain, labor inflation and availability, and COVID-19 challenges,” continued Edman. “In addition, we closed the acquisition of Telephonics, increasing our revenues from the Aerospace and Defense end market to approximately one billion dollar annual run rate and approximately 40% of total company revenues. Finally, in 2022, we generated $272.9 million in operating cash flow which enabled us to purchase Telephonics and strengthen our balance sheet, while returning capital to our shareholders.”

Business Outlook

While demand in the Aerospace and Defense market remains strong, we have seen a reduction in bookings in our commercial end markets due to inventory reductions, weaker end market demand and production inefficiencies in our Asia Pacific manufacturing facilities due to Chinese New Year. As a result, TTM estimates that revenue for the first quarter of 2023 will be in the range of $550 million to $590 million, and non-GAAP net income will be in the range of $0.16 to $0.22 per diluted share. We also announced a plan for the consolidation of our manufacturing footprint in a press release issued today, February 8th, after the market close.

Live Webcast/Conference Call

TTM will host a conference call and webcast to discuss fourth quarter and 2022 results and the first quarter 2023 outlook as well as the consolidation of its manufacturing footprint on Wednesday, February 8th, 2023 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call will include forward-looking statements.

Access to the conference call is available by clicking on the registration link TTM Technologies, Inc. fourth quarter fiscal year 2022 conference call. Registering participants will receive dial in information and a unique PIN to join the call. Participants can register at any time up to the start of the conference call. The conference call also will be webcast on TTM’s website at www.ttm.com.

To Access a Replay of the Webcast

The replay of the webcast will remain accessible for one week following the live event on TTM’s website at www.ttm.com.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology solutions including engineered systems, RF components and RF microwave/microelectronic assemblies, and quick-turn and technologically advanced PCBs. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

The preliminary financial results included in this press release represent the most current information available to management. The company’s actual results when disclosed in its Form 10-K may differ from

TTM Technologies, Inc., Q4’22	Contact: Sameer Desai, Vice President, Corporate Development & Investor Relations Sameer.desai@ttmtech.com 714-327-3050 these preliminary results as a result of the completion of the company’s financial closing procedures; final adjustments; completion of the review by the company’s independent registered accounting firm; and other developments that may arise between now and the disclosure of the final results. This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of COVID-19, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC.

About Our Non-GAAP Financial Measures

This release includes information about TTM’s adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, all of which are non-GAAP financial measures. TTM presents non-GAAP financial information to enable investors to see TTM through the eyes of management and to provide better insight into TTM’s ongoing financial performance.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. TTM compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliation to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

With respect to the Company’s outlook for non-GAAP net income per diluted share, we are unable to predict with reasonable certainty or without unreasonable effort certain items that may affect a comparable measure calculated and presented in accordance with GAAP. Our expected non-GAAP net income per diluted share excludes primarily the future impact of restructuring actions, impairment charges, unusual gains and losses, and tax adjustments. These reconciling items are highly variable and difficult to predict due to various factors outside of management’s control and could have a material impact on our future period net income per diluted share calculated and presented in accordance with GAAP. Accordingly, a reconciliation of non-GAAP net income per diluted share to a comparable measure calculated and presented in accordance with GAAP is not available without unreasonable effort and has not been provided.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

	Fourth Quarter		Full Year
	2022	2021	2022	2021
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Net sales	$617,156	$598,141	$2,495,046	$2,248,740
Cost of goods sold	495,754	500,819	2,037,081	1,876,729

Gross profit	121,402	97,322	457,965	372,011

Operating expenses:
Selling and marketing	19,529	16,271	75,182	63,016
General and administrative	36,317	33,790	158,180	124,865
Research and development	6,698	5,071	24,808	18,146
Gain on sale of SH E-MS Property	(51,804)	—	(51,804)	—
Amortization of definite-lived intangibles	10,275	8,911	37,097	35,748
Restructuring charges	2,827	211	4,094	4,245

Total operating expenses	23,842	64,254	247,557	246,020

Operating income	97,560	33,068	210,408	125,991
Interest expense	(12,506)	(11,860)	(45,517)	(45,475)
Loss on extinguishment of debt	—	—	—	(15,217)
Other, net	(1,960)	(584)	17,972	4,754

Income before income taxes	83,094	20,624	182,863	70,053
Income tax provision	(77,077)	(12,237)	(88,280)	(15,639)

Net income	$6,017	$8,387	$94,583	$54,414

Earnings per share:
Basic	$0.06	$0.08	$0.93	$0.51
Diluted	0.06	0.08	0.91	0.50
Weighted-average shares used in computing per share amounts:
Basic	102,217	104,186	102,074	106,314
Diluted	104,220	105,769	103,866	108,153
Reconciliation of the denominator used to calculate basic earnings per share and diluted earnings per share:
Weighted-average shares outstanding	102,217	104,186	102,074	106,314
Dilutive effect of warrants	—	—	1	200
Dilutive effect of performance-based stock units, restricted stock units & stock options	2,003	1,583	1,791	1,639

Diluted shares	104,220	105,769	103,866	108,153

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

SELECTED BALANCE SHEET DATA
	January 2, 2023	January 3, 2022
Cash and cash equivalents, including restricted cash	$402,749	$537,678
Accounts and notes receivable, net	473,225	386,347
Receivable from sale of SH E-MS Property	69,240	—
Contract assets	335,788	324,862
Inventories	170,639	127,612
Total current assets	1,493,056	1,407,413
Property, plant and equipment, net	724,204	665,755
Operating lease right of use asset	18,862	20,802
Other non-current assets	1,087,482	931,577
Total assets	3,323,604	3,025,547

Short-term debt, including current portion of long-term debt	$50,000	$—
Accounts payable	361,788	361,484
Total current liabilities	761,325	558,148
Debt, net of discount	879,407	927,818
Total long-term liabilities	1,026,700	1,011,982
Total equity	1,535,579	1,455,417
Total liabilities and equity	3,323,604	3,025,547

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

SUPPLEMENTAL DATA
	Fourth Quarter		Full Year
	2022	2021	2022	2021
Gross margin	19.7%	16.3%	18.4%	16.5%
Operating margin	15.8%	5.5%	8.4%	5.6%

End Market Breakdown:

	Fourth Quarter
	2022	2021
Aerospace and Defense	40%	30%
Automotive	16%	19%
Data Center Computing	14%	15%
Medical/Industrial/Instrumentation	17%	19%
Networking	13%	16%
Other	0%	1%

Stock-based Compensation:

	Fourth Quarter
	2022	2021
Amount included in:
Cost of goods sold	$1,699	$1,404
Selling and marketing	717	721
General and administrative	2,674	2,806
Research and development	304	277

Total stock-based compensation expense	$5,394	$5,208

Operating Segment Data:

	Fourth Quarter
	2022	2021
Net sales:
PCB	$605,268	$581,817
RF&S Components	11,888	16,324

Total net sales	$617,156	$598,141

Operating segment income:
PCB	$79,573	$70,731
RF&S Components	5,122	6,906
Corporate & Other[1]	24,523	(34,168)

Total operating segment income	109,218	43,469
Amortization of definite-lived intangibles	(11,658)	(10,401)

Total operating income	97,560	33,068
Total other expense	(14,466)	(12,444)

Income before income taxes	$83,094	$20,624

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

RECONCILIATIONS[2]
	Fourth Quarter		Full Year
	2022	2021	2022	2021
Non-GAAP gross profit reconciliation[3]:
GAAP gross profit	$121,402	$97,322	$457,965	$372,011
Add back item:
Amortization of definite-lived intangibles	1,383	1,490	5,534	5,641
Accelerated depreciation	—	—	124	—
Stock-based compensation	1,699	1,404	5,846	4,714
Unrealized (gain) loss on commodity hedge	(2,407)	(362)	1,785	(297)
Purchase accounting related inventory markup	79	—	327	—
Restructuring and other charges	—	7	—	261

Non-GAAP gross profit	$122,156	$99,861	$471,581	$382,330

Non-GAAP gross margin	19.8%	16.7%	18.9%	17.0%

Non-GAAP operating income reconciliation[4]:
GAAP operating income	$97,560	$33,068	$210,408	$125,991
Add back items:
Amortization of definite-lived intangibles	11,658	10,401	42,631	41,389
Accelerated depreciation	—	—	124	—
Stock-based compensation	5,394	5,208	19,525	17,711
Gain on sale of assets	(55,979)	—	(55,979)	(421)
Unrealized (gain) loss on commodity hedge	(2,407)	(362)	1,785	(297)
Purchase accounting related inventory markup	79	—	327	—
Restructuring, acquisition-related and other charges	3,261	800	16,066	5,350

Non-GAAP operating income	$59,566	$49,115	$234,887	$189,723

Non-GAAP operating margin	9.7%	8.2%	9.4%	8.4%

Non-GAAP net income and EPS reconciliation[5]:
GAAP net income	$6,017	$8,387	$94,583	$54,414
Add back items:
Amortization of definite-lived intangibles	11,658	10,401	42,631	41,389
Accelerated depreciation	—	—	124	—
Stock-based compensation	5,394	5,208	19,525	17,711
Non-cash interest expense	543	496	2,152	2,109
Gain on sale of assets	(55,979)	—	(56,806)	(991)
Change in fair value of warrant liabilities	—	(373)	(99)	(4,241)
Loss on extinguishment of debt	—	—	—	15,217
Unrealized (gain) loss on commodity hedge	(2,407)	(362)	1,785	(297)
Purchase accounting related inventory markup	79	—	327	—
Restructuring, acquisition-related and other charges	3,261	800	16,066	5,350
Income taxes[6]	74,131	11,636	60,895	7,373

Non-GAAP net income	$42,697	$36,193	$181,183	$138,034

Non-GAAP earnings per diluted share	$0.41	$0.34	$1.74	$1.28

Non-GAAP diluted number of shares:
GAAP diluted number of shares	104,220	105,769	103,866	108,153
Dilutive effect of performance-based stock units, restricted stock units & stock options	—	—	—	—

Non-GAAP diluted number of shares	104,220	105,769	103,866	108,153

Adjusted EBITDA reconciliation[7]:
GAAP net income	$6,017	$8,387	$94,583	$54,414
Add back items:
Income tax provision	77,077	12,237	88,280	15,639
Interest expense	12,506	11,860	45,517	45,475
Amortization of definite-lived intangibles	11,658	10,401	42,631	41,389
Depreciation expense	23,970	22,231	91,276	85,942
Stock-based compensation	5,394	5,208	19,525	17,711
Gain on sale of assets	(55,979)	—	(56,806)	(991)
Change in fair value of warrant liabilities	—	(373)	(99)	(4,241)
Loss on extinguishment of debt	—	—	—	15,217
Unrealized (gain) loss on commodity hedge	(2,407)	(362)	1,785	(297)
Purchase accounting related inventory markup	79	—	327	—
Restructuring, acquisition-related and other charges	3,261	800	16,066	5,350

Adjusted EBITDA	$81,576	$70,389	$343,085	$275,608

Adjusted EBITDA margin	13.2%	11.8%	13.8%	12.3%

Free cash flow reconciliation:
Operating cash flow	$77,559	$62,369	$272,873	$176,632
Capital expenditures, net	(20,779)	(19,455)	(96,874)	(80,524)

Free cash flow	$56,780	$42,914	$175,999	$96,108

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

[1]	Other represents results from the now closed Shenzhen and Shanghai E-MS facilities, which also includes the gain on sale of property occupied by our former Shanghai E-MS entity of $51,804.
[2]

This information provides a reconciliation of non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP EPS, and adjusted EBITDA to the financial information in our consolidated condensed statements of operations.

[3]

Non-GAAP gross profit and gross margin measures exclude amortization of intangibles, accelerated depreciation, stock-based compensation expense, unrealized (gain) loss on commodity hedge, purchase accounting related inventory markup, restructuring and other charges.

[4]

Non-GAAP operating income and operating margin measures exclude amortization of intangibles, accelerated depreciation, stock-based compensation expense, gain on sale of assets, unrealized (gain) loss on commodity hedge, purchase accounting related inventory markup, restructuring, acquisition-related costs, and other charges.

[5]

This information provides non-GAAP net income and non-GAAP EPS, which are non-GAAP financial measures. Management believes that both measures — which add back amortization of intangibles, accelerated depreciation, stock-based compensation expense, non-cash interest expense on debt (before consideration of capitalized interest), gain on sale of assets, change in fair value of warrant liabilities, loss on extinguishment of debt, unrealized (gain) loss on commodity hedge, purchase accounting related inventory markup, restructuring, acquisition-related costs, and other charges as well as the associated tax impact of these charges and discrete tax items — provide additional useful information to investors regarding the Company’s ongoing financial condition and results of operations.

[6]

Income tax adjustments reflect the difference between income taxes based on a non-GAAP tax rate and a forecasted annual GAAP tax rate. In addition, the non-GAAP rate in the fourth quarter of 2022 excludes the tax impact of $51,748 related to an increase in the U.S. valuation allowance.

[7]

Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization of intangibles, stock-based compensation expense, gain on sale of assets, change in fair value of warrant liabilities, loss on extinguishment of debt, unrealized (gain) loss on commodity hedge, purchase accounting related inventory markup, restructuring, acquisition-related costs, and other charges. We present adjusted EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our adjusted EBITDA because we believe that investors and securities analysts will find adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.